                                    EXHIBIT 1

NORTHWEST BIOTHERAPEUTICS, INC.
21720 - 23RD DRIVE S.E., SUITE 100
BOTHELL, WASHINGTON  98021
HTTP://WWW.NWBIO.COM

                             MEDIA CONTACT: Mary Royals
                                            (202) 778-1021
                                            mroyals@apcoassoc.com

NORTHWEST BIOTHERAPEUTICS, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

BOTHELL, WASHINGTON - MARCH 6, 2002 - NORTHWEST BIOTHERAPEUTICS, INC. (NASDAQ:NWBT) announced today that its Board of Directors adopted a Stockholder Rights Plan designed to enhance the Board's ability to protect stockholders against, among other things, unsolicited attempts to acquire control of Northwest Biotherapeutics that do not offer an adequate price to all stockholders or are otherwise not in the best interests of Northwest Biotherapeutics and its stockholders. Northwest Biotherapeutics said that the Plan was not adopted in response to any specific effort to acquire control of the company, and it is not aware of any such effort.

ABOUT NORTHWEST BIOTHERAPEUTICS:

Northwest Biotherapeutics is a biotechnology company focused on discovering, developing and commercializing immunotherapy products that safely generate and enhance immune system responses to effectively treat cancer. The Company combines its expertise in dendritic cell biology, immunology and antigen discovery with its proprietary technologies to develop cancer therapies. Northwest Biotherapeutics' development efforts are based on two proprietary and versatile approaches - DCVax, a dendritic cell-based immunotherapy platform and HuRx, a fully human monoclonal antibody platform.

The Company's lead DCVax product candidate, DCVax-Prostate, is currently in a multi-center, pivotal Phase III clinical trial for the treatment of prostate cancer. The Company has received clearance from the U.S. Food and Drug Administration (FDA) to initiate a Phase II clinical trial for DCVax-Brain, an immunotherapy designed for the treatment of Glioblastoma, a lethal form of brain cancer. In addition, the Company has recently received clearance from the FDA to initiate a Phase I clinical trial for DCVax-Lung, an immunotherapy designed for the treatment of non-small cell lung cancer.

HuRx is a human monoclonal antibody program that Northwest Biotherapeutics is co-developing with Medarex, Inc. The lead HuRx product candidate, HuRx-Prostate, is currently being manufactured for anticipated Phase I clinical trials.

IMPORTANT NOTICE:

Except for the historical information presented in this news release, matters discussed herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that might cause such a difference include, but are not limited to, uncertainties related to the progress, costs and results of the Company's clinical trials, progress of research and development projects, and uncertainties related to whether the Company's product candidates would ultimately achieve commercial success in the event that regulatory clearance were received. Reference should be made to Northwest Biotherapeutics' public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Registration Statement on Form S-1. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Northwest Biotherapeutics disclaims any intent or obligation to update these forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events. Copies of Northwest Biotherapeutics' public disclosure filings are available from its investor relations department.

DCVax and HuRx are trademarks of Northwest Biotherapeutics, Inc. All rights are reserved.


                                       2